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                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                 LAREDO DIVISION

IN RE:                              )
                                    )
MICHAEL PETROLEUM                   )        CASE NO. 99-50569-L2-11
CORPORATION,                        )
MICHAEL PETROLEUM                   )        CASE NO. 99-50570-L2-11
ALPHA CORPORATION,                  )
MICHAEL HOLDINGS, INC.              )        CASE NO. 99-50571-L2-11
                                    )
        DEBTORS.                    )        Jointly Administered under
                                    )        CASE NO. 99-50569

                FINDINGS OF FACT AND CONCLUSIONS OF LAW REGARDING
              CONFIRMATION OF DEBTORS' SECOND AMENDED JOINT PLAN OF
                       REORGANIZATION DATED JUNE 12, 2000

         On July 27, 2000, a hearing was held concerning confirmation (the "Confirmation Hearing") of the Debtors' Second Amended Joint Plan of Reorganization dated June 12, 2000 (hereinafter, the "June 12, 2000 Plan"), that was filed by Michael Petroleum Corporation ("MPC"), Michael Petroleum Alpha Corporation ("MPA"), and Michael Holdings, Inc. ("MHI") (collectively, the "Debtors"), as debtors and debtors-in-possession, as subsequently supplemented by the so-called "Plan Supplement" filed by the Debtors on July 20, 2000 (the "Plan Supplement"), and as subsequently modified by that certain Debtors' First Modification Under 11 U.S.C. Section 1127(a) of Debtors' Second Amended Joint Plan of Reorganization Dated June 12, 2000, filed July 20, 2000, and as also further modified by the terms of this Order (the June 12, 2000 Plan, as modified, and as supplemented by the Plan Supplement, is hereinafter defined as the "Plan"). On the basis of (i) the record of this Reorganization Case,(1) including the evidence presented at the Confirmation Hearing; (ii) the Court's oral Findings of Fact and Conclusions of Law on the record at the hearing on Confirmation of the Plan, which also are incorporated herein by reference; and (iii) any timely filed objections (the

--------------------
      1     All capitalized terms used herein shall have the meaning ascribed to them in the Plan, Disclosure Statement, Acquisition Agreement, and the Court's Findings of Fact and Conclusions of Law entered herein.

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN OF REORGANIZATION DATED JUNE 12, 2000               PAGE 1

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"Objections") to confirmation of the Plan; the Court, after due deliberation, makes the following Findings of Fact and Conclusions of Law:

                                FINDINGS OF FACT

         1. On December 10, 1999 (the "Petition Date"), the Debtors filed their voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors-in-possession pursuant to 11 U.S.C. Sections 1107 and 1108. No trustee or examiner has been appointed in these Chapter 11 cases.

         2. MPC, a Texas corporation whose principal assets are in Webb and Zapata counties, Texas, is engaged in the acquisition, exploration, and development of oil and natural gas properties, principally in the Lobo Trend of South Texas (the "Lobo Trend.").

         3. MPA, a Texas corporation, is a wholly owned subsidiary of MPC.

         4. MPC, a Texas corporation, is the wholly owned subsidiary of MHI.

         5. The Chapter 11 filing was the culmination of negotiations between MPC and a majority of its Senior Note Holders to implement a restructuring of the company through a plan of reorganization. The critical component of the proposed financial restructuring was the completion of the Marketing Process that contemplated the sale of MPC or its Assets.

         6. To that end, the Debtors and the Committee of Unsecured Creditors (the "Committee"), with Court approval, each retained their own financial advisors. The Debtors and their financial advisors, with the support, cooperation, and assistance of the Committee and its financial advisers, actively marketed the Assets and sent a Confidential Information Memorandum to various prospective purchasers for use in considering their interest in MPC. Among other things, industry and financial parties were contacted regarding the possibilities of a capital infusion, business combinations, or an outright acquisition of all or part of the Debtors' estates.

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000               PAGE 2
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         7. To foster competition and encourage the bidding process, the
Debtors secured Court approval of certain bid protections designed to limit certain disincentives to bidding on assets of a debtor-in-possession.

         8. Several potential bidders signed confidentiality agreements with MPC and were permitted access to MPC's data room for due-diligence purposes. With the assistance of its financial advisor, MPC analyzed the bids to determine which bid provided the greatest value to creditors. Initial letters of interest were received from approximately fifteen potential bidders.

         9. By early April 2000, the Debtors and the Committee focused their attention on four serious players, and negotiations commenced with these entities.

         10. On April 18, 2000, the Court entered the Bid Protection Order which identified MP Acquisition Company, LLC ("MPAC"), an acquisition entity of El Paso Energy Corporation and EnCap Energy Advisors, LLC (collectively, "EnCap"), as lead bidder and "Stalking Horse" for the Debtors and also (a) approved a break up fee in favor of MPAC; (b) allowed an expense reimbursement for MPAC's reasonable legal fees and other due diligence costs; and (c) authorized the Debtors to remit an advance in the amount of $125,000 to MPAC for such fees and costs.

         11. On April 26, 2000, the Debtors filed their (a) Debtors' Joint Plan of Reorganization Dated April 26, 2000; and (b) Debtors' Joint Disclosure Statement Under 11 U.S.C. Section 1125 in Support of Debtors' Joint Plan of Reorganization Dated April 26, 2000.

         12. On May 25, 2000, the Debtors filed their (a) Debtors' First Amended Joint Plan of Reorganization Dated May 25, 2000; and (b) Debtors' First Amended Joint Disclosure Statement Under 11 U.S.C. Section 1125 in Support of Debtors' First Amended Joint Plan of Reorganization Dated May 25, 2000.

         13. On June 14, 2000, the Debtors filed their (a) Debtors' Second Amended Joint Plan of Reorganization Dated June 12, 2000; and (b) Debtors' Second Amended Joint Disclosure Statement Under

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000               PAGE 3

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11 U.S. C. Section 1125 in Support of Debtors' Second Amended Joint Plan of
Reorganization Dated June 12, 2000.

         14. On June 15, 2000, the Court entered its Order (i) Approving Disclosure Statement; (ii) Setting Date for Confirmation Hearing and Fixing Deadlines for Voting on and Objecting to the Plan; and (iii) Establishing and Approving Procedures Relating to the Solicitation of Acceptances and Rejections of the Plan (the "June 15, 2000 Disclosure Statement Order"). The Debtors began solicitation of the Plan on June 19, 2000 pursuant to the June 15, 2000 Disclosure Statement Order. At the time of the entry of the June 15, 2000 Disclosure Statement Order, it appeared that there may have been competing, qualified bidders for the Debtors' assets, in addition to EnCap/MPAC, and, thus, an auction was set for June 30, 2000 at the Bankruptcy Court, with due and proper notice given of same to potential interested and qualified bidders, creditors, and other parties in interest. The June 15, 2000 Disclosure Statement Order also contemplated the possibility of there being competing plans in this Reorganization Case in the event of competing qualified bidders. Ultimately, EnCap/MPAC was the only Qualified Bidder to appear and participate in the auction on June 30, 2000. As a result, the Debtors and the Committee endorsed the EnCap/MPAC proposal, as embodied in the Plan, as the "highest and best" offer available for the Debtors.

         15. On June 30, 2000, the Court entered its Order Approving Distribution of Supplemental Disclosure Statement and Granting Other Relief (the "June 30, 2000 Disclosure Statement Order," and together with the June 15, 2000 Disclosure Statement Order, the "Disclosure Statement Orders"). The June 30, 2000 Disclosure Statement Order approved and directed that a Supplemental Disclosure Statement be served by the Debtors upon all parties in interest, which would give notice of, among other things, the results of the auction and of the fact that there were no competing bidders and that there would be no competing plan solicitation.

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000               PAGE 4
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         16. On or about July 6, 2000, the Debtors served their Supplemental
Disclosure Statement in Connection with Debtors' Second Amended Joint Disclosure Statement Under 11 U.S.C. Section 1125 in Support of Debtors' Second Amended Joint Plan of Reorganization Dated June 12, 2000.

         17. The Plan provided, at Section 1.59, for a "Plan Supplement" to also be filed with the Court at least seven (7) days prior to the Confirmation Hearing. The Plan Supplement was to contain any exhibits to the Plan not attached at the time of filing and any other documents referenced in the Plan. The Plan Supplement was, in fact, filed on July 20, 2000, and the documents that constituted the Plan Supplement were attached thereto as Exhibits A-E, and consisted specifically of the following:

         Exhibit A -                The Acquisition Agreement by and among the
                                    Debtors and MPA (with the Credit Facility among Reorganized MPAC, the Agent Bank and the Banks attached as an exhibit).

         Exhibit B -                The Shareholders' Agreement between MPAC and
                                    CFSC Wayland Advisers, Inc. ("Wayland").

         Exhibit C -                The List of Executory Contracts and
                                    Unexpired Leases to be Assumed or Rejected by Reorganized MPC.

         Exhibit D -                The Articles of Merger of MHI and MPA
                                    with and into MPC (with the Amended and
                                    Restated Articles of Incorporation of the Reorganized MPC attached).

         Exhibit E -                The Amended and Restated By-Laws for the
                                    Reorganized MPC.


The Acquisition Agreement, as ultimately executed substantially in the form attached to the Plan Supplement, the Credit Facility, as ultimately executed substantially in the form attached to the Plan Supplement, the "Loan Documents" (as defined in the Credit Agreement), and the foregoing Articles of Merger and Amended and Restated Articles of Incorporation, as each is ultimately executed substantially in the form attached to the Plan Supplement, are herein collectively called the "Implementation Documents."

         18. Consistent with the provisions of the Plan, the Plan Supplement is for all purposes deemed incorporated into and has become a part of the Plan as if fully set forth therein.

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000               PAGE 5
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         19. On July 20, 2000, pursuant to Sections 8.01(a)-(e) of the Plan, the Debtors filed their Debtors' Notice of Executory Contracts and Unexpired Leases to be Either Assumed or Rejected Pursuant to Debtors' Second Amended Joint Plan of Reorganization Dated June 12, 2000 (the "Section 365 Notice"), which was later slightly clarified and supplemented with an Amendment to Debtors' Notice of Executory Contracts and Unexpired Leases to be Either Assumed or Rejected Pursuant to Debtors' Second Amended Joint Plan of Reorganization Dated June 12, 2000 (the "Amendment to Section 365 Notice," and, together with the Section 365 Notice, the "Section 365 Notices"), served July 21 and filed July 24, 2000. The Section 365 Notice contained a list of the Executory Contracts and Unexpired Leases (herein so called) to be assumed by the Debtors pursuant to the Plan, together with the proposed cure amounts for those Contracts and Leases, as well as a list of the Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan. The Amendment to Section 365 Notice merely clarified the scope of certain agreements being assumed with an entity known as Enogex Exploration Corporation ("Enogex") and also clarified that certain insurance policies of the Debtors that were entered into post-petition (that may be susceptible to an argument that they are "executory contracts") are proposed to be assumed. The Section 365 Notice was served upon all non- Debtor parties to the Executory Contracts and Unexpired Leases, as well as all Creditors, Interest holders, and other parties in interest in the Reorganization Case. The Amendment to Section 365 Notice was also served upon the non-Debtor parties to the contracts that are mentioned in such Amendment to Section 365 Notice, as well as upon certain other parties in interest, such as Committee counsel, counsel for the secured lenders, counsel for EnCap/MPAC, and the U.S.
Trustee. Section 8.01(a)-(e) of the Plan, coupled with the Section 365 Notices, constituted a request for approval, pursuant to section 365(a) of the Bankruptcy Code, to assume or, as the case may be, reject the Executory Contracts and Unexpired Leases. The Section 365 Notice notified in bold print all parties-in-interest, including all parties to the Executory Contracts and Unexpired Leases, that they had until the time of the Confirmation Hearing to file and serve

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000               PAGE 6
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objections to the proposed rejection, assumption, and/or cure amounts for the
Executory Contracts and Unexpired Leases. The only written objection received by the Debtors in connection with the Section 365 Notices was "The S/R
Royalty Owners' Objection to Debtors' July 19, 2000 Notice of Executory Contracts and Unexpired Leases to be Either Assumed or Rejected Pursuant to Debtors' Second Amended Joint Plan of Reorganization" (hereinafter, the "S/R Royalty Owners' Objection"). Additionally, the Debtors have been in ongoing discussions with each of Conoco Inc. ("Conoco") and Enogex concerning the
Section 365 Notices. The Court finds that the assumption of the Executory Contracts and Unexpired Leases proposed to be assumed and the rejection of the Executory Contracts and Unexpired Leases proposed to be rejected are in the best interests of the Debtors' Estates and were requested after the exercise of reasonable business judgment by the Debtors. The Court also finds that the Section 365 Notices constituted reasonable and sufficient notice under the circumstances and that the proposed cure amounts set forth in the
Section 365 Notice are valid and binding determinations of any and all of the amounts required to cure existing defaults under the Executory Contracts and Unexpired Leases, except as expressly set forth herein as to the S/R Royalty Owners, Conoco, and Enogex.

         20. With regard to the S/R Royalty Owners' Objection, the S/R Royalty Owners have complained that: (a) the oil and gas leases that the Debtors propose to assume, on which the S/R Royalty Owners own royalty interests, are not truly leases or executory contracts as contemplated under section 365 of the Bankruptcy Code, (b) merely some -- but not all -- of the oil and gas leases in effect between the Debtors and the S/R Royalty Owners are listed in the Section 365 Notice, (c) no "cure amount" is listed for the leases on which the S/R Royalty Owners are parties - in conflict with the May 19, 2000 Agreed Order entered in Adversary Proceeding No. 00-3241, and (d) in any event, the notice for objecting to the cure amounts in the Section 365 Notices was inadequate for parties in interest. In response, the Debtors have agreed to modify the Section 365 Notices and the Plan, as it relates to the S/R Royalty Owners, to specify

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000               PAGE 7
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that: (a) the Debtors shall assume any and all oil and gas leases on which the Debtors and the S/R Royalty Owners are parties, to the extent such leases are truly "leases" capable of assumption, pursuant to section 365, and regardless of whether some of such leases may have been inadvertently omitted from the Section 365 Notices, and (b) the Section 365 Notices and Plan are not intended to supersede or alter in any way the May 19, 2000 Agreed Order entered in Adversary Proceeding No. 00-3241, and, to the extent there are any "cure" payments owing to the S/R Royalty Owners, they will be as ultimately determined by the Court in connection with Adversary Proceeding No. 00- 3241. Additionally, without acknowledging the validity or the amount of the S/R Royalty Owners' claims at this time, the Debtors and MPAC have agreed with the S/R Royalty Owners that the maximum Allowed amount of the S/R Royalty Owners' claim against the Debtors is $436,363.03 (which will be paid, if Allowed, out of the escrow account established in connection with Adversary Proceeding No. 00-3241 plus an additional maximum amount of $100,000 which will be paid, if Allowed, pursuant to the Reserve described in Section 6.04 of the Plan ("Reserve")) , and that the S/R Royalty Owners have no other claims against the Debtors, other than the to-be-decided claim for "Disputed Royalties" (to be decided in Adversary Proceeding No. 00- 3241 and paid, if at all, from the escrow account plus an additional maximum amount of $100,000 which will be paid, if Allowed, pursuant to the Reserve). The Court finds that these modifications pertaining to the S/R Royalty Owners are not material and will not adversely change the treatment of the claim of any creditor or the interests of any equity security holder and, further, will not cause the Plan to fail to meet the requirements of sections 1122 and 1123 of the Bankruptcy Code. The modifications pertaining to the S/R Royalty
Owners do not change in any way the amount, timing, or certainty of any of the consideration or value that is going to the creditors pursuant to the Plan. Notice of the modification as it relates to the S/R Royalty Owners is reasonable and sufficient under the circumstances and complies with Rule 3019 of the Federal Rules of Bankruptcy Procedure and other

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000               PAGE 8
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applicable authority. This modification is reasonable and appropriate and the
Plan shall be deemed so modified.

         21. With regard to Conoco, Conoco has asserted that the "cure" amounts in connection with the agreements between the Debtors and Conoco that the Debtors have proposed to assume total $628,828.50, rather than the aggregate amount of $482,380.20 set forth in the Section 365 Notice (although some of this amount owing is alleged to be for "capital reimbursements" that can contractually be paid out over time). Without acknowledging the validity or the amount of the Conoco claim at this time, the Debtors and MPAC have agreed with Conoco that the maximum Allowed amount of the Conoco cure claim is $628,828.50 (which amount will be included in the Reserve created at Closing), that Conoco has no other claims against the Debtors, other than its to-be-decided claim for "cure" amounts, and that the Debtors and MPAC reserve the right to ask the Court to resolve the amount of the Conoco cure claim, in the event that the parties cannot otherwise hereafter agree. The Court finds that these modifications pertaining to Conoco are not material and will not adversely change the treatment of the claim of any creditor or the interests of any equity security holder and, further, will not cause the Plan to fail to meet the requirements of sections 1122 and 1123 of the Bankruptcy Code. The modifications pertaining to Conoco do not change in any way the amount, timing, or certainty of any of the consideration or value that is going to the creditors pursuant to the Plan. Notice of the modification as it relates to Conoco is reasonable and sufficient under the circumstances and complies with Rule 3019 of the Federal Rules of Bankruptcy Procedure and other applicable authority. This modification is reasonable and appropriate and the Plan shall be deemed so modified.

         22. With regard to Enogex, who alleges that it may be owed certain cure amounts that are not yet ascertainable since it has not completed certain audits of the Debtors' books and records, the Debtors and MPAC have agreed with Enogex that the maximum Allowed amount of the Enogex cure claim is $600,000 (and Enogex shall have no other Claim against the Debtors/Reorganized MPC), which amount will be

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000               PAGE 9
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included in the Reserve created at Closing. It is further agreed that Enogex has until December 31, 2000, to (a) complete its audit with the Debtors and
(b) give notice to the Reorganized MPC of the liquidated amount of Enogex' cure claim, if any. All rights of setoff and recoupment, if any, that Enogex has pursuant to its agreements with the Debtors and the Debtors have pursuant to their agreements with Enogex are preserved, notwithstanding any language in the Plan to the contrary. MPAC and the Reorganized MPC reserve the right to ask the Court to resolve the amount of the Enogex cure claim, in the event that the parties cannot otherwise hereafter agree. The Court finds that these modifications pertaining to Enogex are not material and will not adversely change the treatment of the claim of any creditor or the interests of any equity security holder and, further, will not cause the Plan to fail to meet the requirements of sections 1122 and 1123 of the Bankruptcy Code. The modifications pertaining to Enogex do not change in any way the amount, timing, or certainty of any of the consideration or value that is going to the creditors pursuant to the Plan. Notice of the modification as it relates to Enogex is reasonable and sufficient under the circumstances and complies with Rule 3019 of the Federal Rules of Bankruptcy Procedure and other applicable authority. This modification is reasonable and appropriate and the Plan shall be deemed so modified.

         23. On July 20, 2000, the Debtors also filed their Debtors' First Modification Under 11 U.S.C. Section 1127(a) of Debtors' Second Amended Joint Plan of Reorganization Dated June 12, 2000 (the "First Plan Modification"). The purpose of the First Plan Modification was to (a) specifically provide for treatment, within Class 3, of four previously, inadvertently omitted secured creditors (with the treatment of these four secured creditors being "unimpaired" as contemplated in section 1124 of the Bankruptcy Code ); (b) clarify any possible ambiguity with regard to the unimpaired treatment of the Class 3 Claims of the Mineral Contractors and Mineral Subcontractors and with regard to the impaired treatment of Class 6C under the Plan; and (c) make certain immaterial technical corrections to Section 1.27 and Section 7.02(h) of the Plan. The Court finds that such modifications were not material and will not adversely change the treatment of the

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000              PAGE 10
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claim of any creditor or the interests of any equity security holder and, further, will not cause the Plan to fail to meet the requirements of sections 1122 and 1123 of the Bankruptcy Code. The First Plan Modification does not change in any way the amount, timing, or certainty of any of the consideration or value that is going to the creditors pursuant to the Plan. Notice of the First Plan Modification was reasonable and sufficient under the circumstances and complied with Rule 3019 of the Federal Rules of Bankruptcy Procedure and other applicable authority.

         24. In response to the Objection to Chapter 11 Plan of Reorganization filed on or about July 14, 2000 by Harris County, Hidalgo County, City of Houston, Houston Independent School District, Live Oak County Appraisal District, Webb Consolidated Independent School District, and Zapata County (the "Objecting Taxing Authorities"), the Debtors have proposed a Plan modification to Section 2.02(e) of the Plan that would read as follows (with such language to appear at what is now the end of Section 2.02(e)):
"Notwithstanding the foregoing, any Claim of any taxing authority in respect of year 2000 ad valorem taxes (which taxes will not be invoiced or due until after the anticipated Effective Date of the Plan) shall not be considered discharged or otherwise dealt with under the Plan, and the bar date for Administrative Claims, set forth herein, shall be inapplicable to the enforceability of any such Claim. Moreover, any otherwise enforceable tax lien securing any Claim of any taxing authority in respect of year 2000 ad valorem taxes shall not be considered released or otherwise dealt with by the Plan, notwithstanding the language of Section 11.04 or of any other Section of the Plan." The Court finds that these modifications are not material and will not adversely change the treatment of the claim of any creditor or the interests of any equity security holder and, further, will not cause the Plan to fail to meet the requirements of sections 1122 and 1123 of the Bankruptcy Code. These modifications do not change in any way the amount, timing, or certainty of any of the consideration or value that is going to the creditors pursuant to the Plan. Notice of the modification as it relates to the ad valorem taxing authorities is reasonable and sufficient under the circumstances and

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000              PAGE 11
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complies with Rule 3019 of the Federal Rules of Bankruptcy Procedure and
other applicable authority. This modification is reasonable and appropriate and the Plan shall be deemed so modified.

         25. In general, the Plan provides for the acquisition of all the new common stock of Reorganized MPC by MPAC, certain Electing Class 4 Creditors (with Wayland being the only Class 4 Creditor who made a valid election to take common stock in the Reorganized MPC), and the Class 6C Interest Holders, and the satisfaction of all liabilities of the Debtors by Reorganized MPC as more specifically set forth in the Plan. The Plan and Acquisition Agreement are the culmination of extensive efforts by the Debtors and their management to restructure the Debtors so as to maximize the value of the Debtors' business operations for the benefit of all Creditors and Interest Holders. The acquisition contemplated by the Plan is the result of an extensive Marketing Process.

         26. The Debtors have requested that the Bankruptcy Court confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code because certain of the impaired Classes of Interests (Classes 6A and B) are deemed to reject the Plan.

         27. The evidence at the Confirmation Hearing indicated that all conditions to Confirmation, as set forth in Article 7 of the Plan, have either been met or waived by the Debtors and Committee.

         28. The classifications and treatments for Claims are set forth in Articles 2, 3, and 4 of the Plan, and the Plan implementation and distribution procedures are set forth in Article 6 of the Plan, and the same comply with the applicable provisions of the Bankruptcy Code and Rules, including sections 1122, 1123, and 1129 of the Bankruptcy Code, and are reasonable and appropriate.

         29. The Plan, as required by section 1123 of the Bankruptcy Code:

                  a. designates, subject to section 1122, classes of Claims, other than Claims of a kind specified in section 507(a)(1), 507(a)(2) or 507(a)(8), and classes of Interests;

                  b. specifies every class of Claims or Interests that is not impaired under the Plan;

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000              PAGE 12
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                  c.       specifies the treatment of any class of Claims or
Interests that is impaired under the Plan;

                  d. provides the same treatment for each Claim or Interest of a particular class, unless the holder of a particular Claim or Interest agrees to a less favorable treatment of such particular Claim or Interest;

                  e.       provides adequate means for the Plan's
implementation;

                  f. provides that the Reorganized MPC's charter shall include a provision prohibiting the issuance of nonvoting equity securities; and

                  g. contains only provisions that are consistent with the interests of Creditors and equity security holders and with public policy with respect to the manner of selection of any officer, director, or trustee under the Plan and any successor to such officer, director, or trustee.

         30. The Plan complies with the applicable provisions of the Bankruptcy Code, and the Debtors have complied with the applicable provisions of Chapter 11, as required by section 1129(a)(1) and (a)(2) of the Bankruptcy Code.

         31. The Plan has been proposed in good faith and not by any means forbidden by law as required by section 1129(a)(3) of the Bankruptcy Code.

         32. Any payment made or to be made by the Debtors, for services or for costs and expenses in or in connection with the Case, or in connection with the Plan and incident to the Case, has been approved by, or is subject to the approval of the Court as reasonable, as required by section 1129(a)(4) of the Bankruptcy Code.

         33. As required by section 1129(a)(5) of the Bankruptcy Code, the Debtors have disclosed (in the Second Amended Disclosure Statement) the identity and affiliations of the individuals proposed to serve, after confirmation of the Plan, as the officers, directors, and/or managers of Reorganized MPC, and the

FINDINGS OF FACT, CONCLUSIONS OF LAW REGARDING CONFIRMATION OF DEBTORS' SECOND
AMENDED JOINT PLAN  OF REORGANIZATION DATED JUNE 12, 2000              PAGE 13
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continuance of these individuals in such capacities is consistent with the interests of Creditors and equity security holders and with public policy. Additionally, the Debtors have disclosed (in the Second Amended Disclosure Statement) the identity of any insider that will be employed or retained by the Reorganized MPC, and the nature of any compensation for such insider.

         34. The Plan does not provide for a "rate change" as contemplated by section 1129(a)(6) of the Bankruptcy Code as the Debtors are not subject to any such regulation of rates.

         35. As required by section 1129(a)(7) of the Bankruptcy Code, with respect to each "impaired" Class of Claims or Interests, (a) each holder of a Claim or Interest of such Class has either accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would so receive or retain if the Debtors were liquidated in Chapter 7; or
(b) if 11 U.S.C. Section 1111(b)(2) applies to the Claims of any Class, each Holder of a Claim of such Class will receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such Holder's interest in the Estate's interest in the property that secures such Claims.

                  a. Classes 1, 2, and 3 are unimpaired, so section 1129(a)(7) does not apply (i.e., they are deemed to accept the Plan; 11 U.S.C. Section 1126(f)).

                  b. Classes 4, 5, and 6C are impaired. Of the Creditors in Classes 4 and 5 that voted, at least two-thirds in dollar amount and more than one-half in number of the allowed Claims voted to accept the Plan. Of the Interest Holders in Class 6C that voted, more than two-thirds of the amount of Allowed Interests voted to accept the Plan. The 4.386% of Reorganized MPC Common Stock being distributed to Class 6C Interest Holders will NOT impact the recovery of Unsecured Creditors as this stock comes solely out of MPAC's ownership interest in the Reorganized MPC.

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                  c.       The Holders of Interests in Classes 6A and 6B are
impaired, but the Debtors did not solicit their acceptances of the Debtors' Plan because they will receive no distribution on account of their Interests, and accordingly, they are deemed to have rejected the Plan. Each Holder of Interests in Classes 6A and 6B will receive or retain under the Plan, on account of such Interests, property of a value, as of the Effective Date, that is not less than the amount such Holder would so receive or retain if the Debtors were liquidated in Chapter 7, since Classes 6A and 6B would (according to the Debtors' liquidation analysis) receive no property if the Debtors were liquidated in Chapter 7.

         36. The Plan has been overwhelmingly accepted by Creditors and Interest Holders in this Reorganization Case and, specifically, by the requisite majorities and dollar amounts of Creditors and Interest Holders who were entitled to vote pursuant to section 1126 of the Bankruptcy Code, and no further acceptance or solicitation is required. The vote with respect to the Plan was set forth in the Certificate of Ballot Tally submitted by the Debtors and is incorporated and adopted herein by reference.

         37. The Plan complies with section 1129(a)(8) and (b)(1) of the Bankruptcy Code because (a) every impaired Class of Creditors or Interest Holders, except for Classes 6A and 6B, has accepted the Plan; and (b) the Plan does not discriminate unfairly as to Classes 6A and 6B and is fair and equitable with respect to Classes 6A and 6B. The Plan is fair and equitable with respect to Classes 6A and 6B because there is no Holder of any Interest that is junior to the Interests of such Class receiving or retaining any property under the Plan on account of such junior Interest. Additionally, as noted above, the 4.386% of Reorganized MPC Common Stock being distributed to Class 6C Interest Holders comes solely out of MPAC's ownership interest in the Reorganized MPC.

         38. The Plan complies with section 1129(a)(9) of the Bankruptcy Code because the holders of the type of Claims specified in that section will receive cash in the Allowed Amounts of their Claims on the Effective Date, unless a holder agrees to different treatment.

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         39. The Plan complies with section 1129(a)(10) of the Bankruptcy
Code because at least one Class of Claims (i.e., Classes 4 and 5) that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider.

         40. The Court finds that the Plan is feasible. Confirmation and consummation of the Plan are not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan and, accordingly, the Plan complies with section 1129(a)(11) of the Bankruptcy Code. The structure of the Plan and mechanisms for implementation of the Plan are reasonable and appropriate.

         41. All fees payable to date under 28 U.S.C. Section 1930 have been paid, and the Plan provides for thE payment of all such fees in accordance with Public Law 104-99, in compliance with section 1129(a)(12) of the Bankruptcy Code.

         42. The Plan complies with section 1129(a)(13) of the Bankruptcy Code in that it provides, at Section 11.13, for the continuation after the Effective Date of the payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to confirmation, and for the duration of the period the Debtors have obligated themselves to provide such benefits. Specifically, the Debtors have only one retiree who has retiree benefits, solely in the form of COBRA coverage in relation to health insurance provided by the Debtors to said retiree, and such COBRA coverage will not be affected by confirmation of this Plan.

         43. The Debtors have complied with all solicitation requirements of the Disclosure Statement Orders. The Court finds that solicitation in connection with the Plan was fair and appropriate and in accordance with the Bankruptcy Code and the Bankruptcy Rules. The Court specifically finds that the shortened notice to certain Class 5 unsecured creditors with Claims under $15,000 (who will be paid Cash

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in full on the Effective Date) and certain royalty owners (who do not have unpaid claims against the Debtor and from whom no vote was being solicited) was reasonable and sufficient under the circumstances.

         44. The limitations of liability set forth in Section 11.02 of the Plan are reasonable and appropriate as to the exculpated persons named in that Section. Furthermore, the Releases set forth in Section 11.04 of the Plan are reasonable and appropriate as to the parties named in that Section.

         45. MPAC and/or the owners of MPAC, the Electing Class 4 Creditor (Wayland), and the Class 6C Interest Holders are "good faith purchasers" of the Reorganized MPC Common Stock.

         46. MPAC has acted in good faith with respect to the Acquisition Agreement pursuant to section 363(m) of the Bankruptcy Code.

         47. On or about March 17, 2000, Enron North America Corp., f/k/a Enron Capital & Trade Corp. ("Enron") filed a proof of claim (#167 on the Proof of Claim Register) against MPC's bankruptcy estate (the "Enron Claim"), asserting a claim in the aggregate amount of $455,352.00, plus additional unpaid post-petition interest and other unspecified indebtedness, all pursuant to (i) that certain Confirmation of an Option (Corridor) dated May 28, 1999 by and between MPC and Enron (the "Corridor"); (ii) that certain Revised Confirmation of an Option (Collar) dated May 28, 1999 by and between MPC and Enron (the "Collar"); and (iii) that certain letter dated January 18, 2000 (the "Termination Letter") pursuant to which Enron notified MPC that Enron was terminating the Corridor and the Collar based upon MPC's Chapter 11 filing. Without acknowledging the validity or the amount of the Enron Claim, the Debtors and MPAC have agreed with Enron that the maximum Allowed amount of the Enron Claim is $455,352.00, which amount will be placed in the Reserve until resolution of Enron's Claim.

         48. The Plan provides, at Section 11.03, for a post-confirmation injunction, generally, against the assertion and exercise of parties' setoff and recoupment rights against the Debtors. The Debtors have agreed to modify
Section 11.03 to provide that: (a) such injunction does not apply with regard to parties to

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assumed Executory Contracts or Unexpired Leases vis-a-vis their rights of setoff and recoupment, if any, in connection with such assumed Executory Contracts or Unexpired Leases; (b) such injunction does not discharge setoff or recoupment rights that have already been timely asserted in a not-yet disallowed proofs of claim; and (c) such injunction does not discharge setoff or recoupment rights that can still be timely asserted as part of a request for allowance of an administrative claim or a rejection damages claim as set forth in the Plan. Any setoff or recoupment rights which may be asserted in this Case pursuant to this paragraph must be asserted on or before the 10th day following the date of entry of this Order, except that Enogex is hereby deemed to have asserted such rights, if any, in paragraph 22 hereunder.

         49. The Court's oral Findings of Fact on the record at the Confirmation Hearing are incorporated herein by reference.

         50. To the extent that any provision designated herein as a Finding of Fact is more properly characterized as a Conclusion of Law, it is adopted as such.

                               CONCLUSIONS OF LAW

         A. The Court has jurisdiction over the subject matter of this proceeding pursuant to 28 U.S.C. Section 1334(b) and the standing order of reference of the District Court. This matter is a core proceeding. 28 U.S.C.
Section 157(b)(1), (b)(2)(A), (b)(2)(L). Venue of this proceeding is proper in this district pursuant to 28 U.S.C. Sections 1408 and 1409.

         B. The information contained in the Disclosure Statement and presented at the Confirmation Hearing, along with the record in this Case, is sufficient to enable parties-in-interest and the Court to make an informed judgment that the Plan is feasible, is fair and equitable, is in the best interest of all parties-in-interest, and should be approved.

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         C. The Plan complies with the applicable provisions of the
Bankruptcy Code, as required by section 1129(a)(1) thereof, including sections 1122, 1123, and all of the applicable provisions of section 1129(a) and (b), and should be approved.

         D. The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) thereof.

         E. Notice and distribution of the Plan, Disclosure Statement, the Supplemental Disclosure Statement, the Plan Supplement, the First Plan Modification, the Section 365 Notices, and all plan modifications embodied in this Order were appropriate under all the circumstances and complied with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules. The opportunity for a hearing on these matters was full and adequate.

         F. The modifications to the June 12, 2000 Plan referred to hereinabove, including the Plan Supplement and the First Plan Modification, and the additional modifications set forth in this Order, comply with section 1127 of the Bankruptcy Code.

         G. The Court's oral Conclusions of Law on the record at the Confirmation Hearing are incorporated herein by reference.

         H. To the extent that any provision designated herein as a Conclusion of Law is more properly characterized as a Finding of Fact, it is adopted as such.

         SIGNED THIS 27TH DAY OF JULY, 2000.

                                                    /s/ Wesley W. Steen
                                       ----------------------------------------
                                               THE HONORABLE WESLEY W. STEEN
                                               UNITED STATES BANKRUPTCY JUDGE


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